Exhibit (a)(21)

                      UUNET HOLDINGS AUSTRALIA PTY LIMITED
                                 ACN 085 531 684
   Registered office: 44 Martin Place, Sydney, New South Wales 2000 Australia


               NOTICE UNDER SECTION 663(3) OF THE CORPORATIONS LAW


    UUNET Holdings Australia Pty Limited (`UUNET') declares, pursuant to the provisions of section 663(2) and 663(3) of the Corporations Law, that:

    1. The offers dated January 8, 1999 (Sydney time) (January 7, 1999 New York time) (`Offers') for all ordinary shares and American Depositary Shares in OzEmail Limited (ACN 066 387 157) (`OzEmail'), and each contract formed by the acceptance of any of the Offers,are free from that part of the condition referred to in section 14(i) of the Offers and set out in section 1.2(i)(A) and section 1.2(i)(B) of the Offers, known as the 75% condition (but not the remainder of the condition referred to in section 14(i) of the Offers and set out in section 1.2(i) of the Offers, known as the 90% condition).

    2. At the time of lodging this notice for publication UUNET, so far as it knows, was entitled (within the meaning of the Corporations Law) to approximately 88.5% of the voting shares on issue in OzEmail.


    DATED   15 February 1999


    SIGNED on behalf of UUNET by Leigh Robert Brown, being a director of UUNET authorised to sign this Notice by a resolution passed by the directors of UUNET.


 /s/ Leigh Robert Brown
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Leigh Robert Brown